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                                                                    EXHIBIT 21.1



                SUBSIDIARIES OF ADVANTAGE LEARNING SYSTEMS, INC.
                              (As of March 2, 2001)


Name                                                       Jurisdiction of Organization
----                                                       ----------------------------

Advantage Learning Systems Australia Proprietary Limited   Australia
Advantage Learning Systems India Private Limited           India
Renaissance Learning of Canada Co.                         Nova Scotia, Canada
Renaissance Learning UK Limited                            United Kingdom
ALS Holdings, Inc.                                         Nevada
Athena Holdings LLC                                        Wisconsin
Generation21 Learning Systems, LLC                         Massachusetts
School Renaissance Institute, Inc.                         Wisconsin
Renaissance Corporate Services, Inc.                       Washington
